(d)(3)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

NNIP ADVISORS B.V.

Annual Sub-Adviser Fee

Fund(as a percentage of average daily

Assets allocated to the Sub-Adviser)

Voya Russia Fund	0.60%

M:\Funds\Legal Admin\Registration Statements\Global & International\2021\485a\Filing Documents\Exhibits\(d)(3)(i) VMF4-NNIP-S-AA-Sched-2011F (updated for CR).docx